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Exhibit 99.01—News Release

Joint News Release—New Centuries Energy and Northern States Power Company

For NCE:	For NSP:
Media Relations	Media Relations
(303) 294-8900	(612) 337-2167
Investors, Mike Pritchard	Investors, Dick Kolkmann
(303) 294-2588	(612) 330-6622
www.ncenergies.com	www.nspco.com

August 17, 2000

Xcel Energy Inc. born as merger receives final approval from SEC
Stock trading to begin August 21

    MINNEAPOLIS AND DENVER—Just 17 months after announcement of merger plans, Minneapolis-based Northern States Power Co. and Denver-based New Century Energies have cleared the last hurdle to combine under the new name Xcel Energy Inc. The merger creates one of the 10 largest electricity and natural gas companies in the United States.

    The Securities and Exchange Commission issued its approval of the merger, wrapping up approvals from several federal agencies and states where the companies operate.

    Xcel Energy will serve more than 3 million electricity and 1.5 million natural gas customers in 12 states, and 2 million electricity customers internationally. Company headquarters will be in Minneapolis.

    Stock will begin trading on the New York Stock Exchange on August 21, under the symbol XEL. Current New Century Energies shareholders will receive 1.55 shares of Xcel Energy stock for each share of NCE they hold. NSP shareholders will get one for one and will not be required to exchange their existing NSP stock.

    The merger proposal was announced March 25, 1999, and completed in less than a year and a half. "This has been an incredibly successful merger process," said Jim Howard, Xcel chairman. "It demonstrates what can be accomplished when regulators, environmentalists, community leaders and the merger partners all work in a common direction—to create a better utility company for the future."

    Wayne Brunetti, Xcel president and chief executive officer, echoed Howard's comments. "I can think of no comparable energy industry merger completed so quickly," Brunetti said. "This is clearly a good idea, for communities stretching from the North Star state to the Lone Star state. Customers will benefit from low-cost energy and world-class service from skilled, dedicated employees."

    From the outset, merger teams from both companies sought out stakeholders such as consumer advocates and environmentalists in the various states, giving them a voice in the process. Settlements provide rate cuts and freezes, and guarantees of excellent customer service and continuing environmental initiatives. The states needing to approve the merger did so relatively quickly, during the first five months of this year.

    The merger is expected to result in more than $1.1 billion in cost savings over the next 10 years, benefiting customers and shareholders. "We'll have a company ready to compete in the future, with a size and scale that will allow us to control our own destiny as the electricity industry is restructured," Brunetti said. "Our strength will come from a base of millions of customers spread over a large area, combined with our rapidly growing non-regulated businesses like NRG Energy, now the seventh largest independent power producer in the world."

    With approval in state and federal arenas, only paperwork remains to finalize the merger. Customers will begin to see a changeover to the new name and logo over a period of several months.

Gradually, the NSP and NCE names will be phased out as Xcel Energy provides enhanced products and services in 12 states, including parts of Minnesota, Colorado, Wisconsin, Texas, Michigan, Kansas, Oklahoma, Arizona, New Mexico, North Dakota, South Dakota, and Wyoming.

    "We were able to achieve a timely approval of this merger through a disciplined and focused approach," Brunetti said. "That approach will make Xcel Energy a success for customers, employees, shareholders and the communities we serve."

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Xcel Energy Inc. born as merger receives final approval from SEC Stock trading to begin August 21